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                                                                Exhibit 99(h)

                                    AGREEMENT

        AGREEMENT dated March 28, 1991, by and between GENERAL ELECTRIC COMPANY, a New York corporation ("GE") and GENERAL ELECTRIC CAPITAL CORPORATION, a
New York corporation ("GE CAPITAL").

                                  WITNESSETH:

        WHEREAS, GE owns indirectly all of the outstanding common stock of GE Capital; and

        WHEREAS, GE and GE Capital consider it to be in their respective best interests that the ratio of earnings to fixed charges of GE Capital and consolidated affiliates be not less than 1.10 for each GE Capital fiscal year.

        NOW THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the parties hereto and other good and valuable consideration, the parties hereto hereby agree as follows:

        1. GE shall make income maintenance payments to GE Capital, constituting additions to the pre-tax income of GE Capital, to the extent that such payments are necessary to cause the ratio of earnings to fixed earnings to fixed charges of GE Capital and consolidated affiliates (determined on a consolidated basis and in accordance with present SEC regulations) to be not less than 1.10 for the period, as a single aggregation, of each GE Capital fiscal year commencing with the GE Capital fiscal year ending December 31, 1991.

        2. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by GE shall be deemed to constitute, a guaranty by GE of the payment of any indebtedness, obligation or liability of any kind or character whatsoever of GE Capital or any of GE Capital's direct or indirect subsidiaries.

        3. This Agreement may be terminated by three years' prior written notice thereof given by either party to the other and shall terminate on the date which is the third anniversary of the date of such notice of termination. Upon such termination of this Agreement, no further obligation on the part of GE shall thereafter arise hereunder to make any income maintenance payment to GE Capital.

        4.   This Agreement shall be governed by the laws of the State of New
        York.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.




                                           GENERAL ELECTRIC COMPANY

                                           By /s/ L.A. Bossidy
                                              ----------------------------------
                                              L.A. Bossidy, Vice Chairman

                                           GENERAL ELECTRIC CAPITAL CORPORATION

                                           By  /s/ G.C. Wendt
                                              ----------------------------------
                                              G.C. Wendt, President